Exhibit 10.4

Mohen Entertainment Portals, LLC
Garden City, New York 11530

Mr. Joseph T. Mohen
14 Cedar Place
Garden City, New York 1 1530

Dear Mr. Mohen:

This letter agreement (this “Agreement”) sets forth the terms of your engagement as a consultant to Mohen Entertainment Portals, LLC (“MEP”). It is agreed as follows:

1. Scope of Work

You agree to provide to MEP consulting and related services (the “Consulting Services”) as described generally in this Agreement. During your engagement, specific assignments may be mutually agreed to by you and by MEP’s managing member or such other person as lie may designate. Your services shall generally include providing consulting services to MEP in connection with its design and creation of software and products, marketing and capital raising activities. The location and time the work will be performed will be determined by tile Consultant. The services may be performed by consultant himself or designated persons, and need not be integrated into the business operation, and Consultant, at his option, may furnish his own tools; Consultant will address the order and sequence in which the work will be done.

2. Consulting Fee

(a) In consideration for the Consulting Services, for the term of your engagement you shall be entitled to receive a fee equal to $360,000 annually, payable monthly in advance, plus other fees as may be negotiated between the parties for particular consulting projects. Any such other fees shall be subject to the approval of MEP’s board of directors.

(b) Upon submission of appropriate documentation, MEP will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with the Consulting Services in accordance with the policies of MEP then in effect; these will specifically include, among others, travel, charges related to telecommunications and internet research, such as broadband and wireless internet access, video-on-demand, radio, television, cable, satellite, multimedia (including audio, motion picture, games, and other software), and telecommunications (terrestrial, cellular, and satellite).

Mr. Joseph T. Mohen

3. Nature of Relationship

During your engagement, and for all purposes hereunder, you shall act solely as an independent contractor, and nothing herein shall at any time be construed to create a relationship of employer and employee, partnership, principal and agent or joint venture as between you and MEP by virtue of this Agreement or the consulting services contemplated hereby. As an independent contractor, you shall not be entitled to any of the customary employee benefits provided by MEP to its employees by virtue of your service to MEP under this Agreement. You and MEP acknowledge and agree that MEP will not take any deductions of any kind from the Consulting Fee provided for herein, and you further acknowledge and agree that you solely are responsible for any tax liabilities or employee benefit obligations that may arise from the payments made under this Agreement. In that respect, you agree to indemnify and hold MEP harmless from any tax liabilities or employment benefit obligations arising from the payments made cinder this Agreement.. Consultant is able to pursue other activities, provided they do not interfere with his obligations under this agreement, and is free to offer his services to the public; Consultant and Company will communicate in manner mutually convenient, but no specific written or oral reports are required. The Consultant is not obligated to perform training of Company staff.

4. Confidential Information

During your engagement, you acknowledge that you shall have access to information that is confidential and proprietary to MEP. You agree that you will not, during or after your engagement, disclose such information to any person or use it for your benefit or that of any third party, other than pursuant to legal process.

5. MEP Property

At the end of your engagement, or at any other time on request by MEP, you agree to promptly deliver all property and equipment of MEP of any kind that you may have in your control or possession.

6. Term of Engagement; Termination Rights

This Agreement shall be in effect from October 1, 2003 until December 31, 2009. After such date, the term hereof shall automatically be extended annually unless MEP has delivered to you, oil or prior to November 30 in the relevant year, a written termination notice to the addresses listed on page one of this Agreement. If Consultant terminates the agreement before completion, he is liable for a $1,000 penalty.

7. Entire Agreement

This Agreement contains the entire understanding between the parties on the subjects covered herein and supersedes all prior agreements between the parties and any prior discussions, understandings and arrangements, whether written or oral, are merged into and governed by this Agreement. This Agreement may not be changed orally, but only in writing signed by both parties.

8. Governing Law

The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding principles of conflicts of laws.

9. Dispute Resolution

In the event a dispute arises concerning this Agreement, the performance of the Consulting Services or the relationship established hereunder, the parties agree to submit the dispute to arbitration before a panel of three (3) arbitrators at the American Arbitration Association (the “AAA”) in New York, New York, which will determine the dispute in accordance with the then-prevailing Commercial Rules of the AAA. For injunctive relief, it is agreed that any court of competent jurisdiction also may entertain an application by any party. The parties further agree that no demand for punitive or consequential damages shall be made in any such arbitration proceeding and the arbitrators shall not have the power to award such damages. Any award of the arbitrators shall be final and binding, subject only to any rights of appeal that may be as a matter of law.

10. Waiver

No failure by any party hereto at any time to give notice of any breach by the other party, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar provision or condition at the time or at any prior or subsequent time.

11. Effect of Partial Invalidity

In the event that any provision or term of this Agreement is held to be invalid, prohibited or unenforceable for any reason, such provision or term shall be deemed severed from this Agreement, without invalidating the remaining provisions, which shall remain in full force and effect.

12. Confidentiality

The parties agree to keep this Agreement confidential and not disclose its terms to any third parties unless required to do so by law or regulation, without the prior written consent of MEP. You may, however, disclose the terms of the Agreement to members of your immediate family, and the parties may disclose to tax, accounting and legal advisors, provided that assurance is received that such person will not disclose those matters to any third party.

Mr. Joseph T. Mohen

13. Binding, Effect; Assignment

This Agreement and all rights and obligations hereunder shall be binding upon and shall inure to the benefit of your heirs, executors, representatives and administrators and MEP’s successors in interest or its assigns. Because of the personal nature of the services to be rendered by you, you may not assign your rights or obligations under this Agreement, without tile prior written consent of MEP.

Please indicate your acceptance of the terms of this Agreement by signing and returning to me a copy of this letter.

Very truly yours,

MEP, LLC

By:	/s/ [illegible signature]

Tax Matters Partner, for

ACCEPTED AND AGREED TO:

/s/ Joseph T. Mohen

Joseph T. Mohen

Date: January 15, 2004